As filed with the Securities and Exchange Commission on June 3, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRANDYWINE REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	23-2413352
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
(610) 325-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Gerard H. Sweeney
President and Chief Executive Officer
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
(610) 325-5600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Michael H. Friedman, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per unit (2)	offering price (2)	registration fee
Common Shares of Beneficial Interest, $.01 par value per share	7,111,112	$12.15	$86,400,011	$10,032

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the common shares offered hereby shall be deemed to cover additional securities to be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Determined in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low reported sales prices per common share on the New York Stock Exchange on June 2, 2011.

7,111,112 Shares
BRANDYWINE REALTY TRUST
Common Shares of Beneficial Interest

     This prospectus relates to the possible issuance by us from time to time of up to 7,111,112 common shares of beneficial interest, par value $0.01 per share, to BAT Partners, L.P. (the “holder”) in redemption of an equal number of common units of limited partnership interest in Brandywine Operating Partnership, L.P., our operating partnership. We designated these units as “Class F (2010) Units” and refer to them in this prospectus as “OP units.” Our operating partnership issued the OP units on August 5, 2010 to the holder as part of the acquisition price of an office tower at 1717 Arch Street, Philadelphia, Pennsylvania. Under the agreement we entered into with the holder, the holder may (subject to the terms of such agreement) exchange its OP units for common shares on a one-for-one basis (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications), commencing on August 5, 2011 (being the first anniversary of original issue of the OP units to the holder). We are registering the common shares to provide the holder with freely tradable securities, but this registration does not necessarily mean that we will issue any common shares or that the holder will offer or sell such shares.
     We will receive no proceeds from any issuance of common shares covered by this prospectus, but we will acquire units of our operating partnership in exchange for any shares that we issue. We will pay all registration expenses.
     Our common shares are listed on the New York Stock Exchange under the trading symbol “BDN.” The last reported sale price of our common shares on the New York Stock Exchange on June 1, 2011 was $12.16 per share.
     To assist us in qualifying as a real estate investment trust for federal income tax purposes, our Declaration of Trust provides that, without an exemption, no shareholder or group of affiliated shareholders may own more than 9.8% in value of our outstanding common shares.
     Investing in our common shares involves risks. You should carefully read the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 3, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	1
RISK FACTORS	1
INFORMATION ABOUT US AND THE OFFERING	1
USE OF PROCEEDS	2
COMPARISON OF OP UNITS AND COMMON SHARES	2
PROVISIONS OF MARYLAND LAW AND OF BRANDYWINE’S DECLARATION OF TRUST AND BYLAWS	9
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN EXCHANGE OR A REDEMPTION OF OP UNITS	12
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	15
INCORPORATION BY REFERENCE	15
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which its relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or in any document incorporated by reference in this prospectus is accurate as of any date after the date of the document containing the information. Since the date of this prospectus, our business, financial condition, results of operation or prospects may have changed.

-i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. As we describe below in the section entitled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us. Before making an investment decision, you should read this prospectus and the information we file with the SEC.
     As used in this prospectus, unless the context otherwise requires, references to “Brandywine” refer to Brandywine Realty Trust, a Maryland real estate investment trust, or REIT, references to “our operating partnership” refer to Brandywine Operating Partnership, L.P., a Delaware limited partnership, and references to “we,” “us,” “our” or similar expressions refer collectively to Brandywine Realty Trust and its consolidated subsidiaries, including Brandywine Operating Partnership, L.P.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides us with a “safe harbor” for any forward-looking statements we make. This means that we may not be liable to our shareholders if the projections we make about our future operations or performance do not come true. Certain materials that we have filed or will file with the SEC, and that we incorporate by reference into this prospectus, contain forward-looking statements. When used throughout this prospectus, the words “believes,” “anticipates,” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include projections about the performance of properties we acquire (including pro forma financial information that we file about those properties) and other business development activities. We may also make forward-looking statements about future capital expenditures, access to financing sources, the effects of regulations (including environmental regulations) and competition in our operations. These forward-looking statements involve important risks and uncertainties that could significantly affect our future results, which may not meet our expectations. Among other things, these risks and uncertainties could include the types of risks discussed in the “Risk Factors” sections of periodic reports that we file with the SEC. Forward-looking statements indicate that assumptions have been used that are subject to a number of risks and uncertainties which could cause actual financial results or management plans and objectives to differ materially from those projected or expressed, including: the effect of national and regional economic conditions; rental demand; our ability to identify and secure additional properties and sites that meet our criteria for acquisition or development; the availability and cost of capital; the effect of prevailing market interest rates; and other risks described in the “Risk Factors” sections of the periodic reports that we file with the SEC and the materials incorporated by reference into this prospectus. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.
RISK FACTORS
     An investment in our common shares involves risks. Before making an investment decision, you should carefully consider the “risk factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in any subsequently filed periodic reports which are incorporated by reference into this prospectus.
INFORMATION ABOUT US AND THE OFFERING
About us
     We are a self-administered and self-managed real estate investment trust, or REIT, that is active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. We own our assets and conduct our operations through the operating partnership. We control the operating partnership as its sole general partner and, as of December 31, 2010, owned an approximately 93.1% interest in the operating partnership.

     We were organized and commenced operations in 1986 as a Maryland REIT. Our operating partnership was formed and commenced operations in 1996 as a Delaware limited partnership. Our principal executive offices are located at 555 East Lancaster Avenue, Suite 100, Radnor, Pennsylvania 19087 and our telephone number is (610) 325-5600.
Securities Offered; Redemption of OP Units
     We may issue up to 7,111,112 common shares from time to time in redemption of an equal number of OP units. On and after August 5, 2011, the holder of the OP units may from time to time, upon 10 business days notice, tender for redemption all or a portion of its OP units for redemption and we may elect to satisfy such redemption by issuing a number of common shares equal to the number of OP units tendered or by paying a cash amount equal to the value of an equivalent number of common shares. We also have the right to call OP units for redemption on or after August 5, 2010, in which case we would be required to satisfy such redemption by issuing common shares rather than paying the cash amount unless the holder agreed to accept the cash amount.
     We may require the holder of OP units to tender its OP units for redemption in connection with a Change in Control Event (as described below), provided that (x) we have registered under the Securities Act of 1933 the issuance or resale of common shares issuable in settlement of the redemption or any common shares issuable in satisfaction of the redemption will be converted in the transaction giving rise to the Change of Control Event into the same per share consideration that holders common shares will receive in such transaction; (y) if the holders of common shares are entitled to vote on the transaction giving rise to the change of control event then we must provide for the issuance of common shares in settlement of the redemption prior to the record date established for the taking of such a vote; and (z) we have agreed to acquire the OP units tendered for redemption in exchange for common shares unless otherwise agreed by the holder. The term “Change in Control Event” means the public announcement by us of our entry into an agreement that provides for a merger, reorganization or consolidation of us if our shareholders immediately before such merger, reorganization or consolidation will not own directly or indirectly immediately following such merger, reorganization or consolidation more than fifty percent (50%) of the combined voting power of our outstanding voting securities resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of our voting securities outstanding immediately before such merger, reorganization or consolidation.
     Our operating partnership issued the OP units on August 5, 2010 to BAT Partners, L.P. as part of the acquisition price of an office tower at 1717 Arch Street, Philadelphia, Pennsylvania. We are not affiliated with the holder. We issued the OP units in reliance upon the exemption from the registration requirements of the Securities Act of 1933 set forth in Section 4(2) of that statute. In the transaction, we agreed to file a registration statement with the SEC covering the possible issuance of common shares in exchange for the OP units and to indemnify the holder against claims made against it arising out of, among other things, statements made in the registration statement. Accordingly, we are registering, and this prospectus relates to, the possible issuance of common shares to the holder in exchange for OP units. The registration of these securities does not necessarily mean that we will issue any common shares or that the holder will offer or sell such shares. We agreed to pay the expenses of this registration.
USE OF PROCEEDS
     We will receive no proceeds from any issuance of common shares covered by this prospectus, but we will acquire additional units of our operating partnership in exchange for any shares that we issue.
COMPARISON OF OP UNITS AND COMMON SHARES
     Generally, except for differing tax treatment, the nature of an investment in our common shares is substantially equivalent economically to an investment in OP units. A holder of our common shares receives a dividend (if, when and as declared) from Brandywine equal in amount to the distribution that a holder of equivalent units receives from the operating partnership. Holders of our common shares and holders of units generally share in the risks and rewards of ownership in the enterprise we are conducting. However, there are some difference between ownership of OP units and ownership of our common shares.

     The information below highlights a number of the significant differences between the OP units and our common shares, including, among other things, the nature of the investment, voting rights, distributions and dividends, liquidity and transferability, liquidation rights, redemption rights and certain tax matters.
     The following discussion is summary in nature and does not constitute a complete discussion of these matters, and the holder of OP Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to such registration statement, particularly our Declaration of Trust, our Bylaws and the partnership agreement of our operating partnership, for additional important information. This discussion, to the extent it constitutes a summary of our Declaration of Trust, our Bylaws or the partnership agreement of our operating partnership, is qualified entirely by reference to those documents.

OP Units	Common Shares
Nature of Investment

The OP units constitute limited partnership interests in our operating partnership, Brandywine Operating Partnership, L.P., a Delaware limited partnership.	The common shares constitute equity interests, consisting of common shares of beneficial interest, in Brandywine Realty Trust, a Maryland real estate investment trust.

Form of Organization and Assets Owned

Our operating partnership is a limited partnership organized under the laws of the State of Delaware. Brandywine, as sole general partner of the operating partnership, conducts the business of the operating partnership in a manner intended to permit Brandywine to be classified as a REIT under the Internal Revenue Code.
Brandywine Realty Trust is a Maryland real estate investment trust. We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1986 and intend to maintain our qualification as a REIT. We own all our assets and conduct all our business through Brandywine Operating Partnership, L.P., in which we are the sole general partner. Our interest in the operating partnership will increase as OP units are redeemed for cash or acquired by us in exchange for shares and as we issue additional common shares to third parties and contribute the net proceeds to the operating partnership. Our interest in the operating partnership will decrease as the operating partnership issues additional units of limited partnership to third parties in exchange for property contributed to it.

Length of Investment

Our operating partnership has a stated termination date of December 31, 2094, although it may be terminated earlier upon (i) the sale of all or substantially all of its assets, (ii) the withdrawal of the general partner (unless the limited partners elect to continue its existence), (iii) the acquisition by a single person of all outstanding partnership interests, (iv) the entry of a decree of judicial dissolution or (v) the election to dissolve its existence made by the general partner with the consent of the holders of at least a majority of the Class A Units then outstanding
Brandywine Realty Trust has a perpetual term.

OP Units	Common Shares
Liquidity

There is no public market for the OP units and the OP units are not listed on any securities exchange. The OP units have not been registered under the Securities Act of 1933 or any state securities laws and may not be sold, pledged, hypothecated or otherwise transferred unless first registered under the Securities Act of 1933 and any applicable state securities laws, or unless an exemption from registration is available. Brandywine and the operating partnership do not intend to register the OP units under the Securities Act of 1933 or any state securities laws.
Our common shares are listed on the New York Stock Exchange under the symbol “BDN.” Transfers of our common shares are subject to the ownership limits set forth in our Declaration of Trust or as such limits may be changed by our board. Our common shares are not redeemable or convertible at the option of the holder.

The partnership agreement of our operating partnership permits the transfer of OP units without the consent of the general partner subject to regulatory and other restrictions intended to ensure compliance with securities and tax laws.

Distributions/Dividends

Prior to August 5, 2011, no distributions accrue or are payable on OP units. Thereafter, OP units will carry the same per unit entitlement to distributions carried by a Class A common unit of the operating partnership (with the first distribution subject to customary pro ration). Holders of Class A common units receive distributions in an amount and at times determined by the general partner in its sole and absolute discretion. The amount and timing of distributions on Class A common units are the same as the amount and timing of dividend payments on common shares.
Holders of common shares are entitled to receive dividends when and as authorized by our Board of Trustees and declared by us out of funds legally available therefore.

OP Units	Common Shares
Redemption Rights

From and after August 5, 2011, the holder of OP units has the right to require us to redeem all or a portion of the OP units for the cash equivalent of an equal number of our common shares. Brandywine may, at its option, elect to acquire the OP units tendered for redemption in exchange for an equal number of common shares.

From and after August 5, 2011, Brandywine may call OP units for redemption, in which case Brandywine would be required to satisfy such redemption with common shares (unless the holder agreed to accept the cash equivalent) registered under the Securities Act of 1933.

As we described above in the section entitled “Redemption of OP Units,” Brandywine may also call OP units for redemption in connection with change-in-control events such as mergers, reorganizations and consolidations.
Common shares are not subject to redemption.

Voting Rights

OP units do not have voting rights, except if required by law or with respect to certain amendments to the partnership agreement of our operating partnership that would adversely affect the OP units.	Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of our shareholders, including the election of trustees.

Holders of our common shares have the right to vote on, among other things, a merger of Brandywine and certain amendments to our Declaration of Trust. Certain amendments to our Declaration of Trust require the affirmative vote of not less than a majority of the outstanding common shares. Our Board of Trustees may, without shareholder approval, amend our Declaration of Trust to increase our authorized shares of beneficial interest and may, without shareholder approval, classify and issue shares of beneficial interest in one or more series having voting rights which may differ from those of our common shares.

Management Control

All management powers over the business and affairs of the operating partnership are vested in Brandywine as the general partner of the operating partnership, and no limited partner of the operating partnership has any right to participate in or exercise control or management power over the business and affairs of the operating partnership. Brandywine may not be removed as general partner by the limited partners with or without cause. To the fullest extent permitted by law, the OP units do not have voting rights on any matter, except with respect to certain amendments to the partnership agreement of our
Our Board of Trustees has exclusive control over our business and affairs, subject only to those restrictions set forth in our Declaration of Trust and Bylaws or provided by Maryland law. Our Declaration of Trust provides that the number of trustees shall not be less than three nor more than 15. Our Board currently consists of eight trustees. Trustees are elected annually by our shareholders. Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the trustees.

OP Units	Common Shares
operating partnership that would adversely affect the OP units.	In the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of Series C or Series D preferred shares, those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with such preferred shares and upon which like voting rights have been conferred, to elect two additional members to the Board of Trustees.

Issuance of Additional Equity

The operating partnership is authorized to issue partnership interests to such persons, for such consideration and on such terms and conditions as Brandywine, as general partner, in its sole discretion, may deem appropriate. If Brandywine issues additional common shares and contributes the net proceeds to the operating partnership, then the operating partnership will issue to Brandywine a number of partnership units equal to the number of common shares so issued. Holders of OP units and other limited partnership interests in the operating partnership do not have any preemptive or preferential rights with respect to the issuance of additional units by the operating partnership.
Our Board of Trustees may, in its discretion, authorize the issuance of additional common shares and other equity securities, including one or more classes or series of preferred shares, with voting rights, dividend rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange or liquidation rights or other rights that the Board of Trustees may establish at the time. Our shareholders do not have any preemptive or preferential rights with respect to the issuance by us of additional securities.

Management Liability and Indemnification

The limited partnership agreement of our operating partnership provides that neither Brandywine not anyone acting on behalf of the general partner will have liability to the operating partnership or any partner for acts or omissions if the person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the operating partnership unless such person is guilty of fraud, willful misconduct or gross negligence. The operating partnership has agreed to indemnify and hold harmless Brandywine and its affiliates and any person acting on their behalf from any loss, cost or expense, damage, claim or liability incurred by them by reason of any act or omission taken in the belief that such act or omission was in the best interests of the operating partnership unless such person is guilty of fraud, willful misconduct or gross negligence or Brandywine in accordance with the standards described above.
Our Declaration of Trust limits the liability of Trustees and officers to us and to our shareholders for money damages to the fullest extent permitted under Maryland law. Our Declaration of Trust also requires us to indemnify our Trustees and officers to the maximum extent permitted under Maryland law. These provisions apply to officers and Trustees acting in their capacity as officers and Trustees of Brandywine or of any other entity at our request. Our Declaration of Trust also requires us to make payments to our officers and Trustees for expenses they incur in advance of final determination of any claim or dispute for which they are seeking indemnification, in accordance with the procedures and to the full extent permitted by Maryland law.

Maryland law permits indemnity of present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that the act or omission of the trustee, director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; the

OP Units	Common Shares
director or officer actually received an improper personal benefit in money, property or services; or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, trustees and officers may not be indemnified for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits advancement of reasonable expenses to a trustee or officer upon receipt of a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Liability of Investors

Under the partnership agreement of our operating partnership and Delaware law, the liability of the limited partners for the operating partnership’s debts and obligations generally is limited to the amount of their investments in the operating partnership.
Under our Declaration of Trust and Maryland law, our shareholders generally are not liable for our debts and obligations.

Amendment of the Partnership Agreement or our Declaration of Trust

An amendment to the partnership agreement of our operating partnership which would require a limited partner to make additional capital contributions or restore a negative balance on its capital account or alter such limited partner’s limited liability requires the consent of such limited partner. In addition, approval of the holder of the OP units is required in order to amend the Partnership Agreement (i) to subordinate the ranking of the OP units to Class A Units as to distributions payable from and after August 5, 2011 and upon liquidation, (ii) to change the right of the holder of OP units to receive the same distribution that is payable on a Class A Units as and to the extent provided in the partnership agreement, (iii) to adversely affect the redemption right of OP units or (iv) which has a disproportionate adverse effect on OP units compared to the Class A Units. Any other amendment of the Partnership Agreement may be made without the consent or approval of the holder of OP units.
Brandywine’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except for the provisions of the Declaration of Trust relating to (1) increases or decreases in the aggregate number of shares of any class, which may generally be made by the Board of Trustees without shareholder approval subject to approval rights of holders of the Series C preferred shares and the Series D preferred shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (2) the provisions under Maryland statutory law on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the shares then outstanding and entitled to vote. In addition, if Brandywine’s Board of Trustees determines, with the advice of counsel, that any one or more of the provisions of its Declaration of Trust conflict with the Maryland statutory law, the Internal Revenue Code or other applicable Federal or state law(s), the conflicting provisions of the Declaration of Trust shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment thereof.

OP Units	Common Shares
Certain Tax Matters

The operating partnership itself is not required to pay federal income taxes. Instead, each holder of units in the operating partnership includes its allocable share of partnership taxable income or loss in determining its federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of OP units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

You should consult with your own tax advisor to determine the effect of ownership and disposition of OP units on your individual tax situation.
As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. shareholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a shareholder’s adjusted basis in his common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

PROVISIONS OF MARYLAND LAW AND OF BRANDYWINE’S
DECLARATION OF TRUST AND BYLAWS
     The following is a summary of certain provisions of statutory law governing real estate investment trusts formed under Maryland law (the “Maryland REIT Law”), Brandywine’s Declaration of Trust and Brandywine’s Bylaws. This summary does not completely describe Maryland law, the Declaration of Trust or the Bylaws. For a complete description of each of the foregoing, we refer you to the Maryland statutes applicable to REITs, and Brandywine’s Declaration of Trust and Bylaws, each of which is incorporated by reference in this prospectus.
Duration
     Under Brandywine’s Declaration of Trust, Brandywine has a perpetual term of existence and will continue perpetually subject to the authority of its Board of Trustees to terminate its existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.
Board of Trustees
     Brandywine’s Declaration of Trust provides that the number of its trustees shall not be less than three nor more than 15. Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the trustees.
     Brandywine’s trustees generally will each serve for a one-year term. In the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of the Series C preferred shares and the Series D preferred shares, those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C preferred shares and the Series D preferred shares and upon which like voting rights have been conferred, to elect two additional members to the Board of Trustees.
     Brandywine’s Declaration of Trust generally provides that a trustee may be removed from office only at a meeting of shareholders. However, a trustee elected solely by holders of a series of preferred shares may be removed only by the affirmative vote of a majority of the preferred shares of that series voting as a single class.
Business Combinations
     Under Maryland law, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. An interested shareholder includes a person who beneficially owns, and an affiliate or associate (as defined under Maryland law) of the trust who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust’s then outstanding voting shares. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group.
     These super-majority voting requirements do not apply if the trust’s common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions also do not apply to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. An amendment to a Maryland REIT’s declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an interested shareholder that has such status on the date of the shareholder vote. Brandywine’s Board of Trustees has previously exempted any business combinations involving Safeguard Scientifics, Inc., Pennsylvania State Employees’ Retirement System, LF Strategic Realty Investors L.P., Morgan Stanley Asset Management Inc., Five Arrows Realty Securities III L.L.C. and Gerard H. Sweeney and their respective affiliates and associates from the business combination provisions summarized above and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between Brandywine and any of them.
     The business combination statute could have the effect of delaying, deferring or preventing offers to acquire Brandywine and of increasing the difficulty of consummating any such transaction.
Control Share Acquisitions
     Under Maryland law, as applicable to Maryland real estate investment trusts, “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquirer, by officers or by trustees who are employees of the trust in question. “Control shares” are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise the voting power in the election of trustees within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel Brandywine’s Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

     Brandywine’s Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Amendment to the Declaration of Trust
     Brandywine’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except for the provisions of Brandywine’s Declaration of Trust relating to (1) increases or decreases in the aggregate number of shares of any class, which generally may be made by the Board of Trustees without shareholder approval subject to approval rights of holders of the Series C preferred shares and the Series D preferred shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (2) the Maryland General Corporation Law provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the shares then outstanding and entitled to vote. In addition, if Brandywine’s Board of Trustees determines, with the advice of counsel, that any one or more of the provisions of its Declaration of Trust conflict with the Maryland REIT Law, the Internal Revenue Code or other applicable Federal or state law(s), the conflicting provisions of Brandywine’s Declaration of Trust shall be deemed never to have constituted a part of its Declaration of Trust, even without any amendment thereof.
Termination of Brandywine Realty Trust and REIT Status
     Subject to the rights of any outstanding preferred shares and to the provisions of the Maryland REIT Law, Brandywine’s Declaration of Trust permits its Board of Trustees to terminate Brandywine’s existence and to discontinue its election to be taxed as a REIT.
Transactions between Brandywine Realty Trust and its Trustee or Officers
     Brandywine’s Declaration of Trust provides that any contract or transaction between it and one or more of its trustees, officers, employees or agents must be approved by a majority of Brandywine’s trustees who have no interest in the contract or transaction.
Limitation of Liability and Indemnification
     The Maryland REIT Law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Brandywine’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.
     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     Brandywine’s Bylaws require Brandywine to indemnify, without a preliminary determination of the ultimate entitlement to indemnification: (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.
     In addition, Brandywine’s Bylaws require Brandywine to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Brandywine as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Brandywine if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (1) permit Brandywine, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine’s predecessor in such capacity, and to any of Brandywine’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by its Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (3) permit Brandywine to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.
     The limited partnership agreement of our operating partnership also provides for indemnification by our operating partnership of Brandywine, as general partner, for any costs, expenses or liabilities incurred by it by reason of any act performed by it for or on behalf of our operating partnership; provided that such person’s actions were taken in good faith and in the belief that such conduct was in the best interests of our operating partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, state securities laws may limit indemnification.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF AN EXCHANGE OR A REDEMPTION OF OP UNITS
     The following summary is a general discussion of certain U.S. federal income tax consequences to a holder of OP units that exercises its option to have all or a portion of such units redeemed. This summary is based upon the Internal Revenue Code (“Code”), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that the operation of Brandywine and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its specific investment or tax circumstances, or if a particular investor is subject to special tax rules (for example, if a particular investor is a financial institution, broker-dealer, insurance company, tax-exempt organization or, except to the extent discussed below, foreign investor, as determined for federal income tax purposes). This summary assumes that OP units are held as capital assets, which generally means as property held for investment. No advance ruling has been or will be sought from the IRS, and no opinion of counsel will be received, regarding the U.S. federal, state, local or foreign tax consequences discussed herein.

     The federal income tax consequences to a holder that exercises its option to have OP units redeemed depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law. No clear precedent or authority may be available on some questions. An investor should consult its tax advisor regarding the U.S. federal, state, local and foreign tax consequences of an exchange or a redemption of OP units in light of such investor’s specific tax situation.
     As used herein, a “U.S. Holder” means a beneficial owner of OP Units, who is, for U.S. federal income tax purposes:
•	a citizen or resident of the U.S. as defined in section 7701(b) of the Code,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source or

•	a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     As used herein, a “non-U.S. Holder” means a beneficial owner of OP Units that is not a “U.S. Holder,” and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
     If a partnership holds OP Units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares or preferred shares, you should consult your tax advisors.
Taxation of U.S. Holders
Exchange or Redemption of OP Units
     If a U.S. Holder tenders all or any portion of its OP units for redemption and we exchange shares of our common shares for such units, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the fair market value of our shares received in such exchange plus the amount of our operating partnership liabilities allocable to such exchanged units) and (ii) the U.S. Holder’s tax basis in such units, which tax basis will be adjusted for the exchanged units’ allocable share of our operating partnership’s income, gain or loss for the taxable year of disposition. In many circumstances, the gain recognized upon an exchange, or even the tax liability resulting therefrom could exceed the fair market value of our common shares received in the exchange. The use of any losses recognized upon an exchange is subject to a number of limitations set forth in the Code.
     If our operating partnership redeems a tendered unit with cash (which is not contributed by Brandywine to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if our operating partnership redeems less than all of a U.S. Holder’s units, the U.S. Holder would recognize no taxable loss, and would recognize taxable gain only to the extent that the cash, plus the reduction, if any, of the U.S. Holder’s share of our operating partnership’s liabilities resulting from the redemption, exceeded the U.S. Holder’s adjusted tax basis in all of such U.S. Holder’s units immediately before the redemption.
Disguised Sales
     Under the Internal Revenue Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of units made within two years of a U.S. Holder’s contribution of property to our operating partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.
     While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, a redemption of units by our operating partnership, particularly if occurring within two years of the date of a U.S. Holder’s contribution of property to our operating partnership, may be treated as a disguised sale of the contributed property. If this treatment were to apply, such U.S. Holder would be treated for federal income tax purposes as if, on the date of its contribution of property to our operating partnership, our operating partnership transferred to it an obligation to pay it the redemption proceeds. In that case, the U.S. Holder may be required to recognize gain on the disguised sale in such earlier year and/or may have a portion of the proceeds recharacterized as interest or pay an interest charge on any tax due.
Character of Gain or Loss Recognized
     Except as described below, any gain recognized upon a redemption of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the redemption of an OP Unit attributable to a U.S. Holder’s share of “unrealized receivables” of the Operating Partnership, as defined in Section 751 of the Code, exceeds the basis attributable to those assets, this excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Operating Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership, had sold its assets at their fair market value at the time of the redemption of an OP Unit.
     For non-corporate U.S. Holders, the current maximum rate of U.S. federal income tax on the net capital gain from the sale or exchange of a capital asset held for more than one year is 15% (20% for taxable years beginning after December 31, 2012). The current maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the prior deductions for depreciation that are not otherwise recaptured as ordinary income under the depreciation recapture rules described above.
     A U.S. Holder’s adjusted tax basis in any Brandywine common shares received in exchange for OP units will be the fair market value of those shares on the date of the exchange. Similarly, a U.S. Holder’s holding period in such shares will begin anew.
Passive Activity Losses
     The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from our operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your units tendered for redemption.
Tax Reporting
     If a unit is exchanged or redeemed, the U.S. Holder must report the transaction by filing a statement with its federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding with respect to payment of the consideration, a U.S. Holder must provide Brandywine or our operating partnership with its correct taxpayer identification number.
Taxation of Non-U.S. Holders
     Gain recognized by a non-U.S. Holder on a sale, exchange or redemption of a unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980

(“FIRPTA”) at the same rates generally applicable to U.S. Holders. If you are a non-U.S. Holder, Brandywine or our operating partnership will be required, under the FIRPTA provisions of the Internal Revenue Code, to deduct and withhold 10% of the amount realized by you on the disposition and you will be required to file a U.S. federal income tax return to report your gain and pay any additional tax due. The amount withheld by us would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS. State taxes, withholding and tax return filing obligations may also apply.
     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF UNITS TENDERED FOR REDEMPTION.
PLAN OF DISTRIBUTION
     This prospectus relates to the possible issuance of up to 7,111,112 common shares if, and to the extent that, an equal number of OP units are tendered for redemption and we issue common shares in exchange for such redeemed OP units. We will not receive any proceeds from any issuance of common shares in exchange for OP units, but we will acquire additional units of our operating partnership in exchange for any such share issuances.
     We are registering the common shares covered by this prospectus pursuant to our obligations under the Registration Rights Agreement that we entered into with the holder to provide it with freely tradable securities. Registration does not, however, necessarily mean that any OP units will be submitted for redemption or that any common shares that may be issued upon such redemption will be offered or sold by the holder.
LEGAL MATTERS
     The validity of the securities offered has been passed upon for us by Pepper Hamilton LLP.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 for Brandywine Realty Trust have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     Brandywine files annual, quarterly and current reports, proxy statements and other information with the SEC. The filings of Brandywine with the SEC are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that Brandywine files with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. In addition, you may read our SEC filings at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common shares are listed and traded on the NYSE under the symbol “BDN.”
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.
     Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

     We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):
•	Annual Report on Form 10-K of Brandywine Realty Trust for the year ended December 31, 2010;

•	Quarterly Report on Form 10-Q of Brandywine Realty Trust for the quarter ended March 31, 2011;

•	Current Reports on Form 8-K of Brandywine Realty Trust filed on March 1, 2011, March 8, 2011, March 22, 2011, April 1, 2011, April 5, 2011, May 24, 2011 and June 2, 2011; and

•	Registration Statements on Form 8-A of Brandywine Realty Trust filed on October 14, 1997, December 29, 2003, and February 5, 2004.
     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:
Brandywine Realty Trust
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
Telephone: (610) 832-4907
     Brandywine has a website located at http://www.brandywinerealty.com through which you can obtain copies of documents that Brandywine has filed with the SEC. The information on that site is not incorporated by reference in or otherwise a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the distribution of the securities being registered (all amounts are estimated):

Amount
to be Paid
SEC registration fee	$10,032
Printing expenses	$5,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$5,000
Total	$70,032
Item 15. Indemnification of Directors and Officers.
     Brandywine Realty Trust
     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Brandywine’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.
     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     Brandywine’s Bylaws require Brandywine to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.
     In addition, Brandywine’s Bylaws require Brandywine to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Brandywine as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Brandywine if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (1) permit Brandywine, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine’s predecessor in such capacity, and to any of Brandywine’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by our Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (iii) permit Brandywine to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.
     Brandywine Operating Partnership, L.P.
     The limited partnership agreement of Brandywine Operating Partnership, L.P., also provides for indemnification by Brandywine Operating Partnership, L.P. of Brandywine and Brandywine’s trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of Brandywine Operating Partnership, L.P.; provided that such person’s conduct was taken in good faith and in the belief that such conduct was in the best interests of Brandywine Operating Partnership, L.P. and that such person was not guilty of fraud, willful misconduct or gross negligence.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Item 16. Exhibits.

Exhibit
No.	Description
5.1	Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.*

8.1	Opinion of Pepper Hamilton LLP regarding tax matters*

23.1	Consent of PriceWaterhouseCoopers LLP*

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included in Part II of the Registration Statement).

*	Filed herewith.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) or (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 3, 2011.

BRANDYWINE REALTY TRUST
By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Gerard H. Sweeney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Gerard H. Sweeney	President, Chief Executive Officer and Trustee (Principal	June 3, 2011

Gerard H. Sweeney	Executive Officer)

/s/ Howard M. Sipzner	Executive Vice President and Chief Financial Officer	June 3, 2011

Howard M. Sipzner	(Principal Financial Officer)

/s/ Gabriel J. Mainardi	Vice President and Chief Accounting Officer	June 3, 2011

Gabriel J. Mainardi	(Principal Accounting Officer)

/s/ Walter D’Alessio	Chairman of the Board of Trustees	June 3, 2011

Walter D’Alessio

/s/ D. Pike Aloian	Trustee	June 3, 2011

D. Pike Aloian

/s/ James C. Diggs	Trustee	June 3, 2011

James C. Diggs

/s/ Wyche Fowler	Trustee	June 3, 2011

Wyche Fowler

/s/ Michael J. Joyce	Trustee	June 3, 2011

Michael J. Joyce

/s/ Anthony A. Nichols, Sr.	Chairman Emeritus and Trustee	June 3, 2011

Anthony A. Nichols, Sr.

/s/ Charles P. Pizzi	Trustee	June 3, 2011

Charles P. Pizzi

EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.

8.1	Opinion of Pepper Hamilton LLP regarding tax matters

23.1	Consent of PriceWaterhouseCoopers LLP